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EXHIBIT 10.5
                         EMPLOYEE EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT is made by and between Alcohol Sensors International, Ltd. ("Employer") located at 11 Oval Drive, Islandia, New York 11722 and Dr. Steven A. Martello ("Employee"), residing 3752 Clarke Street, Seaford Manor, NY 11783.

         WHEREAS; The parties to this Agreement declare that:

         WHEREAS; The Employer is engaged in the business of design, development, manufacture, sale and distribution of a Breath Alcohol Ignition Interlock Devices, and

         WHEREAS; The Employee is willing to be employed by the Employer, and the Employer is willing to employ the Employee, on the terms, covenants, and conditions set forth in this Agreement, then

         IN CONSIDERATION of the mutual promises set forth in this Agreement, the Employer and the Employee agree as follows:

         Section 1. EFFECTIVE DATE. Employment shall begin on January 1, 1996, the term of this Agreement shall be three (3) years from the effective date.

         Section 2. EMPLOYMENT TITLE AND DUTIES. The Employer shall employ the Employee in the capacity of Vice President, Chief Operating Officer, and General Counsel. The duties associated with this employment shall include investor relations, strategic planning, coordination of Employer legal matters with corporate attorney and other legal specialists, company operations, policies, procedures and systems, and other day to day duties reasonably and customarily associated with the position of Vice President, Chief Operating Officer, and General Counsel. The term "General Counsel" shall mean general advisor or assistant to other members of top management, and not legal advisor. The Employee accepts this employment, subject to the general supervision and pursuant to the orders and direction of the Employer, with reporting and functional responsibility to the President. The Employee shall perform such other duties as are customarily performed by one holding such position in other, same, or similar businesses or enterprises as that engaged in by the Employer. The Employee shall also render such other and unrelated services and duties as may be assigned from time to time by the Employer.

         Section 3. COMPENSATION OF THE EMPLOYEE. The Employer shall pay the Employee in full payment for the Employee's services under this Agreement, the following compensation:

         a. An annual salary of ninety-nine thousand nine hundred forty-four dollars ($99,944.00) per year payable weekly in the amount of one thousand nine hundred twenty-two dollars ($1,922.00).

         b. Bonuses, stock options, vacations, sick leave, retirement benefits, and expense accounts or other prerequisites, as either stated herein, in the Employer's manual for other employees in the same category and as attached by Exhibit to this Agreement, or as may be decided by the Board of Directors of the Employer.

         c. Term Life Insurance is not presently available to Employee by the Employer. If a policy should be made available to the Employee in the future, it shall be equal to the Employee in the future, it shall be equal to Employee's annual base salary subject to term and condition then in effect by Employer.

         d. A monthly car allowance or company car commensurate with that provided to anyone in top management position of the Employer which shall be provided to Employee for each month during the term of this Agreement.

         e. Employer shall provide comprehensive medical insurance coverage commensurate with that provided to anyone in top management position of Employer, and said coverage shall be provided to Employee and to his immediate family at no cost to Employee. Comprehensive dental shall also be provided at no cost to Employee and family when available.


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         Section 4. BEST EFFORTS OF THE EMPLOYEE. The Employee agrees to perform all of the duties pursuant to the express and implicit terms of this Agreement to the reasonable satisfaction of the Employer. The Employee further agrees to perform such duties faithfully and to the best of his ability, talent, and experience.

         Section 5. PLACE OF EMPLOYMENT. The Employee shall render such duties at 11 Oval Drive, Islandia, N.Y. 11722, and at such other places as the Employer shall in good faith require or as the interest, needs, business, or opportunity of the Employer shall require.

         Section 6. NON-COMPETITION WITH THE EMPLOYER DURING THE TERM OF EMPLOYMENT. The Employee shall not, during the term of this Agreement, be interested directly or indirectly, in any manner, as partner, officer, director, consultant, shareholder, advisor, employee, or in any other capacity in any other Breath Alcohol Ignition Interlock Business. However, nothing contained in this section shall prevent or limit the right of the Employee from investing in the capital stock or other securities of any corporation whose stock or securities are publicly owned and traded on any public exchange, nor shall anything contained in this section prevent or limit the Employee from investing in real estate, or working in investing in or managing any other enterprise(s) not competitive with Employer (Breath Alcohol Ignition Interlock Industry only); and if competitive Employee agrees not to compete with Employer for a period not to exceed 18 months after the expiration or termination of this Agreement, unless Employee is terminated without cause, in which event Employee shall not be restricted whatsoever.

         Section 7. RESTRICTIONS ON THE USE OF TRADE SECRETS AND RECORDS. During the term of employment under this Agreement, the Employee may have access to various trade secrets, consisting of formulas, patterns, devices, inventions, processes, and compilations of information of information, records, and specifications, all of which are owned by the Employer and regularly used in the operation of the Employer's business. All files, records, customer lists, documents, drawings, specifications, equipment, and similar items relating to the business of the Employer, whether they are prepared by the Employee or come into the Employee's possession in any other way and whether or not they contain or constitute trade secrets owned by the Employer, are and shall remain the exclusive property of the Employer and shall not be removed from the premises of the Employer under any circumstances whatsoever without the prior written consent of the Employer. The Employee agrees not to divulge, misappropriate, or disclose any of these trade secrets and records directly or indirectly, to any person, firm, corporation, or other entity in any manner whatsoever, except as required in the course of employment, either during the term of this Agreement or for eighteen (18) months thereafter.

         Section 8. THE EMPLOYEE SHALL CONTRACT FOR THE EMPLOYER. The Employee shall have the right to make any contracts or commitments for or on behalf of the Employer, subject to the authority vested in Employee by the Board of Directors of the Employer.

         Section 9. VACATION AND HOLIDAYS. Immediately upon employment, the Employee shall be entitled to an annual vacation leave equivalent to four calendar weeks and such other vacation time as the Board of Directors may deem reasonable and appropriate at full pay. In addition, the Employee shall be entitled to paid holidays and other days off with pay as specified by the Employer.

         Section 10. ILLNESS. The Employee shall be entitled to unlimited days per year of sick leave (except for disability) with full pay.

         Section 11. TERMINATION WITHOUT CAUSE. This Agreement may not be terminated without cause by the Employer. However, if Employer requests Employee to remove himself from his position, as described in this Agreement, and or Employ of the Employer without cause at any time during the term of this Agreement, and Employee so consents, Employer must pay Employee a sum of $300,000.00 in consideration of premature termination without cause, and said payment shall be immediately payable at the date of termination, and shall be considered liquidated damages with no further obligation among the parties unless otherwise provided for herein, or damage to Employee results from an intentional tort or criminal act.

         Section 12. TERMINATION FOR SUBSTANTIAL CAUSE INCLUDING BREACH, NEGLECT, OR INCAPACITY. If the Employee willfully and substantially breaches or habitually neglects the performance of duties required under the terms of the Agreement, or demonstrates continued and substantial or profound incapacity to perform those duties, he is required to perform under this Agreement, the Employer may terminate this Agreement by giving written notice of termination to the Employee without prejudice to any other remedy to which the Employer may be entitled either at law, in equity, or under this Agreement.


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         Section 13. TERMINATION FOR DISABILITY. The Employer may also terminate this Agreement in the event that the Employee shall, during the term of this Agreement, become permanently disabled as the term is fixed and defined in this section. Such option shall be exercised by the Employer giving notice to the Employee as required by this Agreement. On the giving of such notice, this Agreement shall cease on the last day of the month in which the notice is so mailed, with the same force and effect as if such last day of the month were the date originally set forth in this Agreement as the termination date of this Agreement.

                  For the purposes of this Agreement, the Employee shall have become permanently disabled, if, during any year of the term of this Agreement, because of ill health, physical, or mental disability or for other causes beyond the Employee's control the Employee shall have been continuously unable or unwilling or shall have failed to perform the duties under this Agreement for one hundred and eighty (180) days, or if, during any year of the term of this Agreement, the Employee shall have been unable or unwilling or shall have failed to perform such duties for a total period of one year (365) days, whether or not such days are consecutive. In all events, Employee shall be paid his full weekly salary during any said disability, or until disability can be verified as provided below for a maximum of 52 weeks, or 365 days.

         Notwithstanding the above, the salary continuation shall be offset by any EMPLOYER SPONSORED disability policy or income continuation plan by a qualified third party provider of such plans. However, the Employee salary continuation shall not be offset by any government sponsored or independent Employee paid policy, or other collateral source.

         For the purposes of this Agreement, the term "any year of the term of this Agreement" is defined to mean any 12 consecutive month period during the term of the Agreement. If permanent disability is verified at any time during the term of this Agreement by a panel of two independent physicians, Employer shall pay Employee the sum of $100,000 as severance due to disability in addition to any disability income or salary continuation plan then in effect, or as provided for above.

         Section 14. INDEMNITY. The Employer shall indemnify the Employee and hold the Employee harmless for any acts, omissions, or decisions made by the Employee in good faith while performing services for the Employer including, but not limited to the Employee's capacity as "General Counsel" (General Advisor), and will use its best efforts to obtain coverage for the Employee under any insurance policy now in force or later obtained during the term of this Agreement covering the other officers, and/or employees of the Employer against lawsuits. The Employer shall pay all expenses, including attorney's fees, actually and necessarily incurred by the Employee in connection with any appeal thereon, including the cost of court settlements.

         Section 15. EFFECT OF PARTIAL INVALIDITY. The invalidity of any portion of this Agreement shall not affect the validity of any other provision. In the event that any provision of this Agreement is held to be invalid, the parties agree that the remaining provisions shall remain in full force and effect.

         Section 16. ENTIRE AGREEMENT. This Agreement contains the complete Agreement between the parties and shall supersede all other agreements, either oral or written, between the parties. The parties stipulate that neither of them has made any representations except as are specifically set forth in this Agreement and each of the parties acknowledges that they have relied on their own judgment in entering into this Agreement.

         Section 17. ASSIGNMENT. This is a Personal Service Agreement. This Agreement may not be assigned by the Employee. Any attempted assignment shall be null and void. Employer may however, assign this Agreement.

         Section 18. NOTICES. All notices, requests, demands, and other communications shall be in writing and shall be given by registered or certified mail, postage prepaid, to the addresses shown on the first page of this Agreement, or to such subsequent addresses as the parties shall so designate in writing. All notices given under this Agreement shall be deemed to be a right of 30 days notice from one party to the other, and shall constitute effective notice

         Section 19. ARBITRATION. Any controversy or claim arising out of this Agreement, or the breach of this Agreement shall be settled by arbitration in accordance with the Commercial Arbitration Rules for the American Arbitration Association, and judgment upon the award rendered by the Arbitrator shall be FINAL AND BINDING and may be entered in any court having jurisdiction.

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         Section 20. ATTORNEY'S FEES. If any action at law or in equity, including an action for declaratory relief, is brought to enforce or interpret the provisions of this Agreement, the prevailing party will be entitled to reasonable attorney's fees as determined by the court in the same action.

         Section 21. AMENDMENT. Any modification, amendment or change of this Agreement will be effective only if it is in a writing signed by both parties.

         Section 22. GOVERNING LAW. This Agreement, and all transactions contemplated by this Agreement, shall be governed by, construed, and enforced in accordance with the laws of the STATE OF NEW YORK. The venue for any dispute, resolution proceedings shall be maintained exclusively in the COUNTY OF SUFFOLK IN THE STATE OF NEW YORK.

         Section 23. HEADINGS. The titles to the paragraphs of this Agreement are solely for the convenience of the parties and shall not affect in any way the meaning or interpretation of this Agreement.



         IN WITNESS WHEREOF, the parties have executed this Agreement on this 31st day of December, 1995.

Employee:         Dr. Steven A. Martello

                                   EMPLOYER:

                                            -----------------------------------
                                            Alcohol Sensors International, Ltd.


_____________________________           By:      ______________________________
(Signature)                                               (Signature)



_____________________________                    ______________________________
(Typed or printed name)                 (Printed name)


                                        Its:     ______________________________
                                                 (Title)


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